Exhibit 99.1

Laboratory Corporation of America® Holdings

358 South Main Street

Burlington, NC 27215

Telephone: (336) 584-5171

www.labcorp.com

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (investors) – 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) – 336-436-8263
Media@labcorp.com

LABORATORY CORPORATION OF AMERICA® HOLDINGS

SUCCESSFULLY COMPLETES ACQUISITION OF SEQUENOM, INC.

Burlington, NC, September 7, 2016 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the successful completion of the offering period for the cash tender offer by its direct wholly owned subsidiary, Savoy Acquisition Corp. (“Purchaser”), for all outstanding shares of common stock of Sequenom, Inc. (NASDAQ: SQNM) (“Sequenom”), including the associated preferred stock purchase rights (together with the common stock, the “Shares”). The depositary for the tender offer has advised LabCorp that, as of 12:01 a.m., Eastern time, on September 7, 2016, the expiration of the offering period, stockholders of Sequenom had validly tendered 82,901,857 Shares (including Shares tendered through notices of guaranteed delivery) during the offering period, representing an aggregate of approximately 69% of Sequenom’s outstanding shares of common stock as of such time (or approximately 67% of outstanding shares excluding notices of guaranteed delivery), which Shares are sufficient to have met the minimum condition of the offer and to enable the Merger (as defined below) to occur under Delaware law without a vote of Sequenom’s stockholders. Purchaser has accepted for payment all Shares validly tendered and not properly withdrawn during the offering period, and the consideration for all such Shares either has been paid or will be paid promptly. The acceptance of the Shares effective as of September 7, 2016 constitutes a “Fundamental Change” and a “Make-Whole Fundamental Change” under the indentures related to Sequenom’s 5.00% convertible senior notes due 2017 and the Sequenom’s 5.00% convertible exchange senior notes due 2018.

“With the addition of Sequenom, LabCorp is a leader for non-invasive prenatal testing, women’s health and reproductive genetics,” said David P. King, chairman and chief executive officer of LabCorp. “This strategic acquisition also expands our reach both domestically and internationally and furthers our mission to improve health and improve lives around the globe.”

LabCorp also announced that, following the completion of the offering period, Purchaser was merged with and into Sequenom (the “Merger”) without a vote of the stockholders of Sequenom, as permitted by the Delaware General Corporation Law. In the Merger, each Share not tendered and accepted for payment in the offer, other than those Shares with respect to which the holders properly exercise appraisal rights and Shares held by LabCorp or Purchaser, has been converted into the right to receive $2.40 net to the seller in cash, without interest thereon and subject to applicable withholding taxes. As a result of the Merger, Sequenom became a direct wholly owned subsidiary of LabCorp and Sequenom’s shares will cease to be traded on the NASDAQ Global Select Market.

About LabCorp®

Laboratory Corporation of America® Holdings (NYSE: LH), an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and develops technology-enabled solutions to change the way care is provided. With net revenue in excess of $8.5 billion in 2015, LabCorp’s 50,000 employees serve clients in 60 countries. To learn more about LabCorp visit www.labcorp.com and to learn more about Covance Drug Development visit www.covance.com.

This press release contains forward-looking statements including with respect to the successful acquisition of Sequenom by LabCorp, the payment of consideration for Sequenom shares tendered in the Offer and the cessation of trading of Sequenom’s shares on the NASDAQ Global Select Market. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements. Risks and uncertainties include, among others, the successful integration of Sequenom into LabCorp’s business subsequent to the closing of the transaction; adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers; reliance on proprietary technology; management of growth and organizational change; risks associated with litigation; competitive actions in the marketplace and adverse actions of governmental and other third-party payers; as well as other factors detailed in LabCorp’s and Sequenom’s filings with the SEC including LabCorp’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings, and Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent SEC filings. LabCorp undertakes no obligation to update these statements as a result of new events, circumstances or otherwise.

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